Exhibit 8.2

August 5, 2008

Board of Directors

River City Bank

6127 Mechanicsville Turnpike

Mechanicsville, VA 23111

Re:	Tax Opinion— Merger of River City Bank (“River City Bank”) with and into Village Bank (“Village Bank”), a wholly-owned subsidiary of Village Bank and Trust Financial Corp (“Village Financial”).

Ladies and Gentlemen:

We have acted as counsel to River City Bank in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by Village Financial on July 15, 2008 with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933 (the “Securities Act”) of a maximum of 1,510,723 shares of Village Financial Common Stock, issuable pursuant to the Agreement and Plan of Reorganization and Merger, dated March 9, 2008, by and among River City Bank, Village Bank and Village Financial.

We have reviewed and analyzed the discussion set forth in the Registration Statement section entitled “Material U.S. Federal Income Tax Consequences of the Merger.” In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

WILLIAMS MULLEN

By:	/s/ J. Conrad Garcia
J. Conrad Garcia, a Shareholder

A Professional Corporation

NORTH CAROLINA     •     VIRGINIA     •     WASHINGTON, D.C.     •     LONDON

Two James Center    1021 East Cary Street (23219)    P.O. Box 1320    Richmond, VA 23218-1320    Tel: 804.643.1991

Fax: 804.783.6507    www.williamsmullen.com